Exhibit 99.1

For more information, please contact:

MEDIA:

Mike Cummins | 312-549-5257

Media@Conagra.com

INVESTORS:

Matthew Neisius | 402-240-3226

IR@Conagra.com

News Release

CONAGRA BRANDS REAFFIRMS FISCAL 2026 GUIDANCE AHEAD OF 2026 CAGNY PRESENTATION

CHICAGO, Feb. 16, 2026 – In a presentation tomorrow at the 2026 Consumer Analyst Group of New York (CAGNY) conference, Conagra Brands Inc. (NYSE: CAG) will present information on its business strategies and financial outlook. Conagra will also preview a series of new innovations expected to launch in calendar year 2026.

Ahead of the presentation, the company is reaffirming the following guidance for fiscal 2026:

●	Organic net sales change of (1)% to 1% compared to fiscal 2025
●	Adjusted operating margin between ~11.0% and ~11.5%
●	Adjusted EPS between $1.70 and $1.85

Additionally, the company now expects free cash flow conversion to be approximately 100% for the full year, an increase from its previous expectation of approximately 90%.

A live audio webcast of the CAGNY presentation and presentation slides will be available on Feb. 17, at approximately 9 AM Eastern, on conagrabrands.com/investor-relations under Events & Presentations. A replay of the webcast will be available until Feb. 17, 2027.

About Conagra Brands
Conagra Brands, Inc. (NYSE: CAG), is one of North America's leading branded food companies. We combine a 100-year history of making quality food with agility and a relentless focus on collaboration and innovation. The company's portfolio is continuously evolving to satisfy consumers' ever-changing food preferences. Conagra's brands include Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender's®, Reddi-wip®, Slim Jim®, Angie's® BOOMCHICKAPOP®, and many more. As a corporate citizen, we aim to do what's right for our business, our employees, our communities and the world. Headquartered in Chicago, Conagra Brands generated fiscal 2025 net sales of nearly $12 billion. For more information, visit www.conagrabrands.com.

Note on Forward-Looking Statements

The information contained in this document includes forward-looking statements within the meaning of the federal securities laws. Examples of forward-looking statements include statements regarding our expected future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or comparable terms.

Readers of this document should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. These risks, uncertainties, and factors include, among other things: risks associated with general economic and industry conditions, including inflation, reduced consumer confidence and spending, declining benefits or increased limitations under government food assistance programs for consumers, rising unemployment, recessions, increased energy costs, supply chain challenges, increased tariffs and taxes, labor shortages, and geopolitical conflicts; risks related to the availability and prices of commodities and other supply chain resources, including raw materials, packaging, energy, and transportation, weather conditions, health pandemics or outbreaks of disease, actual or threatened hostilities or war, or other geopolitical uncertainty; disruptions or inefficiencies in our supply chain and/or operations; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the ultimate impact of, including reputational harm caused by, any product recalls and product liability or labeling litigation, including litigation related to lead-based paint and pigment and cooking spray; risks related to our ability to execute operating and value creation plans and achieve returns on our investments and targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to the company’s competitive environment, cost structure, and related market conditions; risks related to our ability to respond to changing consumer preferences including health and wellness perceptions and the success of our innovation and marketing investments; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks related to the seasonality of our business; risks associated with our contract manufacturing arrangements and other third-party service provider dependencies; risks associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations including to address climate change; risks related to the company’s ability to execute on its strategies or achieve expectations related to environmental, social, and governance matters, including as a result of evolving legal, regulatory, and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon pricing or carbon taxes; risks related to a material failure in or breach of our or our vendors’ information technology systems and other cybersecurity incidents; risks related to our ability to identify, attract, hire, train, retain and develop qualified personnel; risks of increased pension, labor or people-related expenses; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risks relating to our ability to protect our intellectual property rights; risks relating to acquisition, divestiture, joint venture or investment activities; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; the amount and timing of future stock repurchases; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”). We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Forward-Looking Non-GAAP Financial Measures

Our fiscal 2026 guidance includes certain non-GAAP financial measures (organic net sales change, adjusted operating margin, adjusted EPS, and free cash flow conversion) that are presented on a forward-looking basis.

Historically, the company has calculated these non-GAAP financial measures excluding the impact of certain items such as, but not limited to, foreign exchange, acquisitions, divestitures, restructuring expenses, the extinguishment of debt, hedging gains and losses, impairment charges, legacy legal contingencies, and unusual tax items.

Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the timing and financial impact of such items. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

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